NEWS RELEASE
FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER ENDED DECEMBER 31, 2006

Wooster, Ohio (January 29, 2007) - Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net earnings of $563,000 or $.18 per diluted share for the third fiscal quarter ended December 31, 2006, compared to $171,000 or $.05 per share for the quarter ended December 31, 2005. The increase in earnings was primarily due to a significant decrease in general, administrative and other expense, partially offset by a decrease in net interest income and an increased provision for losses on loans.

Net interest income decreased $140,000 for the quarter ended December 31, 2006, compared to the quarter ended December 31, 2005. Interest income increased $698,000 for the 2006 quarter compared to the same quarter in 2005 as a result of prime rate increases, a shift in balance sheet composition from investment securities and residential mortgage loans toward higher yielding commercial loans, and the reinvestment of maturing investment securities and mortgage-backed securities cashflows into higher yielding securities. However, interest expense increased $838,000 compared to the prior year period as a result of increased rates paid on certificates of deposit and a shift in deposit composition from savings and checking deposits to higher rate certificates of deposit. A provision for losses on loans of $10,000 was made during the quarter ended December 31, 2006 compared to no provision during the quarter ended December 31, 2005. The 2006 provision was due to the growth in the commercial loan portfolio and the more challenging economic conditions in the Company’s market area. Other income decreased $34,000, due primarily to unanticipated proceeds from bank owned life insurance received in the 2005 quarter that were not repeated in the 2006 quarter, partially offset by an increase in other fee income. General, administrative and other expense decreased by $831,000 primarily due to unanticipated pension expense recognized in the 2005 quarter that was not repeated in the 2006 quarter, a one-time refund of prior year franchise tax paid, and lower compensation and benefits expenses achieved through reduced staff in the 2006 quarter compared to the 2005 quarter. Full time equivalent staff was 112 at December 31, 2006 compared to 126 at December 31, 2005. The unanticipated proceeds and expenses were associated with the unexpected death of the Company’s former chairman, president and chief executive officer in November, 2005.

For the nine month period ended December 31, 2006, net earnings totaled $1,640,000, or $0.51 per diluted share, compared to net earnings of $1,078,000, or $0.32 per diluted share for the nine months ended December 31, 2005.

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Net interest income decreased $34,000 for the nine months ending December 31, 2006 compared to the nine months ended December 31, 2005. Interest income increased $2,233,000 for the nine month period compared to the same period in 2005 as a result of prime rate increases and a shift in portfolio composition from investment securities and mortgage loans toward commercial loans and the reinvestment of maturing investment securities and mortgage-backed securities into higher yielding securities. Interest expense increased $2,267,000 compared to the prior year period as a result of increased rates paid on certificates of deposit and a shift in portfolio composition from savings and checking deposits to certificates of deposit combined with higher rates paid on borrowed funds. A provision for losses on loans of $70,000 was made during the nine months ended December 31, 2006 compared to no provision for the nine months ended December 31, 2005. The 2006 provision reflects the growth in the commercial loan portfolio and the more challenging economic conditions in the Company’s market area.

Other income decreased $31,000, due primarily to management’s decision during the 2006 nine month period to retain fixed-rate mortgage loans in portfolio instead of selling those loans into the secondary market as was done during the 2005 nine month period, combined with the absence during the 2006 nine month period of unanticipated proceeds from bank owned life insurance as discussed above, partially offset by increases in trust and other fee income. General, administrative and other expense decreased by $1,077,000 primarily due to the absence of an unanticipated pension expense during the 2006 period as discussed above, a one-time refund of prior year franchise tax paid, and lower compensation and benefits costs resulting from a reduction in staff mainly through attrition, partially offset by severance expenses associated with a restructuring of the branch management organization during the 2006 period.

According to Phillip E. Becker, President and Chief Executive Officer, “the Company continues to experience compression in its net interest margin due to an inverted yield curve, regional economic conditions and intense competition for both loans and deposits. Management continues to work in a deliberate fashion to offset this margin compression through control and reduction of non-interest expense while positioning the Company to better serve its customer base in the future.”

At December 31, 2006, Wayne Savings Bancshares, Inc. reported total assets of $409.0 million, up from total assets of $403.7 million at March 31, 2006. Deposits increased $2.8 million, or 0.8% to $335.4 million from $332.6 million at March 31, 2006. Stockholders’ equity at December 31, 2006 and March 31, 2006 amounted to $35.3 million and $35.5 million, respectively, or 8.63% and 8.80% of total assets at the end of each period. The decrease in stockholders’ equity was due to stock repurchases and dividends paid, offset by a reduction in accumulated other comprehensive loss and net earnings.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

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Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. STEWART FITZ GIBBON III
EXECUTIVE VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(330) 264-5767

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share data)
	December 31, 2006	March 31, 2006
	(Unaudited)
ASSETS

Cash, cash equivalents, & investment securities	$79,619	$87,430
Mortgage-backed securities, net (1)	63,776	55,731
Loans receivable, net	240,751	235,312
Federal Home Loan Bank stock	4,829	4,623
Office premises & equipment, net	8,263	8,557
Real estate acquired through foreclosure	0	156
Other assets	11,803	11,870
TOTAL ASSETS	$409,041	$403,679

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$335,425	$332,570
Advances from Federal Home Loan Bank	34,500	32,750
Advances by borrowers for taxes & insurance	1,000	521
Accounts payable on mortgage loans serviced for others	291	225
Other liabilities	2,543	2,097
TOTAL LIABILITIES	373,759	368,163

Common stock (3,978,731 and 3,934,874 shares of $.10 par value issued at
December 31, 2006 and March 31, 2006 respectively)	398	393
Additional paid-in capital	36,249	35,604
Retained earnings	11,844	11,394
Less required contributions for shares acquired by Employee Stock Ownership Plan	(1,178)	(1,239)
Less Treasury Stock (729,622 and 595,322 shares at December 31, 2006 and
March 31, 2006 respectively)	(11,618)	(9,625)
Accumulated other comprehensive loss	(413)	(1,011)
TOTAL STOCKHOLDERS' EQUITY	35,282	35,516

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$409,041	$403,679
(1) Includes available for sale classifications.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in Thousands -- unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Interest income	$5,679	$4,981	$16,693	$14,460
Interest expense	2,955	2,117	8,232	5,965
Net interest income	2,724	2,864	8,461	8,495
Provision for losses on loans	10	0	70	0
Net interest income after provision for loan losses	2,714	2,864	8,391	8,495
Other income	433	467	1,290	1,321
General, administrative, and other expense	2,355	3,186	7,380	8,457
Earnings before federal income taxes	792	145	2,301	1,359
Federal income taxes	229	(26)	661	281
Net earnings	$563	$171	$1,640	$1,078

Earnings per share
Basic	$0.18	$0.05	$0.51	$0.32
Diluted	$0.18	$0.05	$0.51	$0.32

Dividends per share	$0.12	$0.12	$0.36	$0.36

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data - unaudited)

	For the Three Months
	ended December 31,

	2006	2005

Quarterly Results

Net Interest Income	$2,714	$2,864
Net Earnings	$563	$171
Earnings Per Share:
Basic	0.18	0.05
Diluted	0.18	0.05
Return on Average Assets (Annualized)	0.56%	0.17%
Return on Average Equity (Annualized)	6.34%	1.91%

	For the Nine Months
	ended December 31,

	2006	2005

Year to Date Results

Net Interest Income	$8,391	$8,495
Net Earnings	$1,640	$1,078
Earnings Per Share:
Basic	0.51	0.32
Diluted	0.51	0.32
Return on Average Assets (Annualized)	0.55%	0.37%
Return on Average Equity (Annualized)	6.13%	3.82%

	December 31,	March 31,
	2006	2006

End of Period Data

Total Assets	$409,041	$403,679
Stockholders' Equity to Total Assets	8.63%	8.80%